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                                                                     EXHIBIT 3.1

                       AMENDED ARTICLES OF INCORPORATION
                         OF SYGNET COMMUNICATIONS, INC.


         The undersigned, a citizen of the United States, under Chapter 1701 of the Ohio Revised Code does hereby certify:

                 FIRST:   NAME.  The name of said corporation is:
                          SYGNET Communications, Inc.

                 SECOND: LOCATION. The place in Ohio where its principal office is located is 3930 Sunset Boulevard, Youngstown, Mahoning County, Ohio.

                 THIRD:   PURPOSE.  The purposes for which the Corporation is
formed are: to engage in any kind of business, trade, or other activity for which a corporation, for profit, may be lawfully organized under the corporation laws of the State of Ohio.

                 FOURTH:  SHARES.

                          4.01     AUTHORIZED.  The aggregate number of shares
which the corporation is authorized to have outstanding is one million seven hundred fifty thousand (1,750,000), all of which shall be classified as Common Stock without par value, but divided into three types of Common Stock:

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         TYPE A:          Except for the election of the Type C Director, Type
                          A Voting Shares shall have voting powers in all matters. Each share of Type A Voting Stock shall have one vote.

                 The Corporation is authorized to issue 250,000 shares of Type A Voting Stock.

         TYPE B: Type B Non-Voting Shares shall have no voting powers whatsoever except as provided for herein and except as mandated by law.

                 The Corporation is authorized to issue 1,250,000 shares of Type B Non Voting Stock.

         TYPE C: Type C Voting Shares shall have voting powers in all matters. However, each share of Type C Voting Stock shall have one-sixth (1/6) vote as compared to one
                          (1) share of Type A Stock which has one (1) vote. Type C Voting shares shall be exclusively entitled to elect one (1) member of the Corporation's Board of Directors as indicated in the Corporate Code of Regulations, who shall be known as the Type C Director.

                          The Corporation is authorized to issue 250,000 shares of Type C Voting Stock.

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                          4.02.  In all other respects, including the right to
         share in dividends or distributions which may be declared upon the common stock of the Corporation, the rights of Types A, B and C Stock are identical.

                          4.03. FUTURE ISSUANCE NOT RESTRICTED. Up to two hundred fifty thousand shares of Type C Voting Shares may be issued prior to January 1, 1992 for such amounts of consideration as determined by the Board of Directors without any shareholder approval. Moreover, shares of any type without par value now or hereafter authorized may be issued or agreed to be issued from time to time for such amount or amounts of consideration as may be fixed from time to time by the Board of Directors, and approved by an affirmative vote of the majority of the total votes of the Type A and Type C Voting Shares combined which are issued, outstanding and entitled to vote; each Type A share being entitled to one (1) vote per share and each Type C share being entitled to one-sixth (1/6) vote per share. Different amounts and/or kinds of consideration may be fixed for the issuance of shares of any type without par value, whether issued at the same or different times, and the proportion of the amount or amounts of consideration received by the corporation which is treated as stated capital may vary. Any and all shares of any type without par value so issued, the consideration for which has been paid or delivered, shall be fully paid and non-assessable.

                 FIFTH:   CAPITAL.  The minimum amount of capital with which
         the Corporation will begin business is Five Hundred Dollars ($500.00).
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                 SIXTH:   NO PREEMPTIVE RIGHTS.  No holder of shares of any
         type of common stock of the Corporation shall have any preemptive right to subscribe for or to purchase any shares of the Corporation of any type, whether those shares of that type be now or later authorized.

                 SEVENTH:   WORKING CAPITAL AND TREASURY STOCK.  The
         Board of Directors is hereby authorized to fix and determine and to vary the amount of working capital of the Corporation, to determine whether any and, if any, what part of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and, without action by the shareholders, to use and apply such surplus, or any part thereof, at any time or from time to time in the purchase or acquisition of shares of any type or class, voting trust certificates for shares, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness of the Corporation or other securities of the Corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.

                 EIGHTH:   AMENDMENT AND TERMINATION.  These Articles may be
         amended by affirmative vote of a majority of the total votes of Type A and Type C Voting Shares combined; each Type A share being entitled to one (1) vote per share and each Type C share being entitled to a one-sixth (1/6) vote per share.

                 NINTH:   EXTRAORDINARY TRANSACTIONS.  By the affirmative
         vote of a majority of the total votes of Type A and Type C Voting Shares combined; each Type A share being entitled to one (1) vote per share and each Type
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         C share being entitled to a one-sixth (1/6) vote per share; the
         Corporation may:

                 - Lease, sell, transfer or otherwise dispose of all or substantially all of its assets according to Ohio Revised Code '1701.76; and/or

                 - Merge and/or consolidate into a domestic, into a foreign corporation, or into a subsidiary corporation according to Ohio Revised Code '1701.78, 1701.79, and 1701.801; and/or

                 - Combine or effect a majority share acquisition according to Ohio Revised Code '1701.83, if a shareholder vote is required according to that section.

                 TENTH:   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                          The Board of Directors may, by majority vote, authorize the Corporation to pay to or reimburse any present or former Director, Officer or Employee of the Corporation for any judgments, fines, penalties, costs or expenses actually and necessarily incurred by him or her in any action suit or proceeding to which he or she is made a party by reason of holding his or her position. Payment or reimbursement is conditioned on the Director, Officer or Employee having acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interests of the Corporation. However, the Director, Officer or Employee shall not receive indemnification if he or she is finally adjudicated to be liable for negligence or misconduct in the performance of his or her duties to the Corporation. (Unless a court of competent jurisdiction determines indemnification should
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         apply notwithstanding such adjudication, and except for liability based solely upon O.R.C. '1701.95; Unlawful Loans, Dividends, or Distribution of Assets.) Provided, however, that in the event of a settlement of such action, suit or proceeding, such director or officer shall be indemnified by the Corporation against such expenses incurred by such director or officer only to such extent, if any, as may be determined in, or in connection with such settlement, and then only if such determination shall have been approved by a court of competent jurisdiction or by a resolution duly adopted by a majority of the whole Board of Directors and no director included in such majority shall have, or shall at any time have, any financial interest adverse to the Corporation in the suit, action or proceeding. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may be entitled as a matter of law.

                 These Articles of Incorporation are hereby amended and restated at Youngstown, Ohio on August 20, 1991.



                                               /S/ RALPH A. BEARD
                                               --------------------------------
                                               Ralph A. Beard
                                               Sole Incorporator